Exhibit 99.1

CP commits to clarifying train traffic data submitted as part of regulatory review of the CP-KCS combination

CALGARY – March 16, 2022 – Canadian Pacific Railway Limited (TSX: CP, NYSE: CP) (“CP”) today made the following statement in response to the Surface Transportation Board’s (the “STB”) decision on Wednesday asking Applicants to “address an apparent inconsistency in certain data submitted” to the STB.

CP welcomes and expects a comprehensive regulatory and environmental review of our application and shares the STB’s desire for accurate, consistent information across all aspects of that review. As called for by the decision, CP will submit to the STB by March 21 a full explanation of the data submitted with its Application and shared with the Board’s Office of Environmental Analysis in connection with its review of the Application. We look forward to the STB restarting the procedural schedule for its review of the proposed CP-KCS transaction following its review of the explanation Applicants will provide.

Forward-Looking Statements and Information

This news release includes certain forward looking statements and forward looking information (collectively, “FLI”) relating to the STB’s regulatory review of the CP-KCS combination. FLI is typically identified by words such as “anticipate”, “expect”, “project”, “estimate”, “forecast”, “plan”, “intend”, “target”, “believe”, “likely” and similar words suggesting future outcomes or statements regarding an outlook. All statements other than statements of historical fact may be FLI.

Although we believe that the FLI is reasonable based on the information available today and processes used to prepare it, such statements are not guarantees of future performance and you are cautioned against placing undue reliance on FLI. By its nature, FLI involves a variety of assumptions, which are based upon factors that may be difficult to predict and that may involve known and unknown risks and uncertainties and other factors which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by these FLI, including, but not limited to, the scope and timing of regulatory review.

We caution that the foregoing list of factors is not exhaustive and is made as of the date hereof. Additional information about these and other assumptions, risks and uncertainties can be found in reports and filings by CP with Canadian and U.S. securities regulators. Reference should be made to “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Forward Looking Statements” in CP’s annual and interim reports on Form 10-K and 10-Q. Due to the interdependencies and correlation of these factors, as well as other factors, the impact of any one assumption, risk or uncertainty on FLI cannot be determined with certainty.

Except to the extent required by law, we assume no obligation to publicly update or revise any FLI, whether as a result of new information, future events or otherwise. All FLI in this news release is expressly qualified in its entirety by these cautionary statements.

About Canadian Pacific

Canadian Pacific (TSX: CP) (NYSE: CP) is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit www.cpr.ca to see the rail advantages of CP. CP-IR

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Maeghan Albiston

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